Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-32437, 333-58181, 333-95855, 333-107403, 333-137982, 333-144133, 333-160205 and 333-169944 on Form S-8 of our reports dated April 27, 2011, relating to the consolidated financial statements and financial statement schedule of Apogee Enterprises, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended February 26, 2011.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
April 27, 2011